Exhibit 12.1

Central Power and Light Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31

                        1995        1994       1993       1992      1991
                                  (thousands, except ratios)

Operating income      $282,184    $256,251   $190,079   $266,665  $249,573

Adjustments:
  Income taxes          51,755      51,329    (18,954)    34,726    42,869
  Provision for
    deferred income
    taxes              (30,025)     26,659     90,520     48,610    36,821
  Deferred investment
    tax credits         (5,789)     (5,789)    (5,806)    (5,837)   (5,831)
  Other income
    and deductions      14,880       1,272      1,663        890     2,522
  Allowance for
    borrowed and equity
    funds used during
    construction         4,514       3,689      2,618      1,171     2,124
  Mirror CWIP
    amortization        41,000      68,000     75,702     82,527    96,671
   Earnings           $358,519    $401,411   $335,822   $428,752  $424,749


Fixed charges:
 Interest on long-
   term debt          $116,205    $111,408   $112,939   $125,476  $124,987
 Interest on short-
   term debt and other  19,926      12,365     11,993      7,266     8,697
   Fixed charges      $136,131    $123,773   $124,932   $132,742  $133,684


Ratio of earnings
  to fixed charges        2.63        3.24       2.69       3.23      3.18